Submit the Original    SECRETARY OF STATE
And One True Copy     CORPORATION DIVISION
No Fee Required        158 12th Street NE
                        Salem, OR  97310

Registry Number:      ARTICLES OF AMENDMENT
                 Designation of Class or Series
034685-19             By Board of Directors
- ----------------
 (if known)

            PLEASE TYPE OR PRINT LEGIBLY IN BLACK INK

1.   Name of the corporation:      Americold Corporation
                              -----------------------------------
2.   This amendment was duly adopted by the board of directors on
     June 20, 1989
     -------------
3. The amendment determining the terms of the class or series of shares is as follows:

     (Or a copy of the amendment is attached.)

          The Statement of Preferences, Limitations and Relative Rights of Cumulative Preferred Stock (the "Statement") establishing the Americold Corporation Series A Variable Rate Cumulative Preferred Stock, par value $100 per share, as filed with the Secretary of State of the State of Oregon on September 28, 1988, is amended as follows:

          (a) In Section 2(A) September 1, 1989 is changed each time it appears to July 1, 1989 and September 1 is changed each time it appears to July 1.

          (b) In Section 5(A) September 1, 1990 is changed each time it appears to July 1, 1990.

          Except as amended herein, all other provisions of the Statement shall remain unchanged.


Execution:/s/ John J. Waugh   John J. Waugh, Chairman and Chief
                                             Executive Officer
          -------------------------------------------------------
               Signature      Printed Name             Title

Person to contact about this filing:    Brian G. Booth
                                      ---------------------------
                                             Name

                                        (503) 221-1440
                                      ---------------------------
                                        Daytime Phone Number

Submit the original and a true copy to the Corporation Division, 158 12th Street NW, Salem, Oregon 97310. There is no fee required. If you have questions, please call (503) 378-4166.

Submit the Original    SECRETARY OF STATE
And One True Copy     CORPORATION DIVISION
No Fee Required        158 12th Street NE
                        Salem, OR  97310

Registry Number:      ARTICLES OF AMENDMENT
                 Designation of Class or Series
034685-19             By Board of Directors
- ----------------
 (if known)

            PLEASE TYPE OR PRINT LEGIBLY IN BLACK INK

4.   Name of the corporation:      Americold Corporation
                              -----------------------------------
5.   This amendment was duly adopted by the board of directors on
     September 20, 1988
     ------------------
6. The amendment determining the terms of the class or series of shares is as follows:

     (Or a copy of the amendment is attached.)

     Pursuant to Article IV of the Second Restated Articles of Incorporation the Board of Directors of Americold Corporation (the "Corporation") has fixed the number, designation, preferences, limitations and relative rights of the series of Cumulative Preferred Stock on the terms and with the provisions set forth on Exhibit A attached hereto.



Execution: /s/Joel M. Smith             Senior Vice President
                         Joel M. Smith  & Chief Financial Officer
          -------------------------------------------------------
          Signature      Printed Name   Title

Person to contact about this filing:    Brian G. Booth
                                      ---------------------------
                                             Name

                                        (503) 221-1440
                                      ---------------------------
                                        Daytime Phone Number

Submit the original and a true copy to the Corporation Division, 158 12th Street NW, Salem, Oregon 97310. There is no fee required. If you have questions, please call (503) 378-4166.

                                                        Exhibit A



                      AMERICOLD CORPORATION
              STATEMENT OF PREFERENCES, LIMITATIONS
                       AND RELATIVE RIGHTS
                  OF CUMULATIVE PREFERRED STOCK
                     Pursuant to ORS 60.134


          SECTION 1. DESIGNATION AND AMOUNT. The shares of this series shall be designated as "Series A Variable Rate Cumulative Preferred Stock", par value $100 per share ("Cumulative Preferred Stock"), and the number of shares constituting such series shall be 100,000. The stated value of each share of Cumulative Preferred Stock shall be $100.
          SECTION 2.  DIVIDEND RATE.
          (A) The holders of record of shares of the Cumulative Preferred Stock, when and as declared by the Board of Directors out of funds legally available therefor, shall be entitled to receive dividends in (i) cash, (ii) Common Stock of the Corporation, par value $.01 per share ("Common Stock"), (iii) Cumulative Preferred Stock or (iv) any combination thereof, at the option of the Corporation until the fifth anniversary of the date hereof, and in cash thereafter (unless then prohibited by the Corporation' s borrowing or other agreements, in which event dividends shall be in Common Stock). The initial dividend rate per share shall be 14 percent per annum of the stated value of such shares, which rate shall remain in effect through September 1, 1989, unless, prior to that date, (i) for a period of at least 30 consecutive days within a fiscal year of the Corporation there is a change upwards or downward of 200 or more basis points in interest rates as measured by the prime borrowing rate of United States National Bank of Oregon, or (ii) the Corporation (a) redeems any of the Cumulative Preferred Stock, other than shares of Cumulative Preferred Stock which are distributable as benefits under the Corporation's Employee Stock Ownership Plan, (b) issues any security on a parity with, or senior to, the Cumulative Preferred Stock or (c) undergoes a negative change in its Stockholders' Equity (as hereinafter defined) (x) in an amount greater than 10 percent pursuant to entering into any Extraordinary Transaction (as hereinafter defined) or (y) in an amount greater than 20 percent for any reason other than normal operating results or as set forth in (x) above. Each of the events described in clauses (i), (ii)(a), (ii)(b) and (ii)(c) of the preceding sentence shall be known as a "Readjustment Event". In the event of any Readjustment Event, the dividend rate shall be subject to readjustment in accordance with the procedures set forth herein. Beginning with the September 1, 1989 dividend, the dividend rate shall be reset (i) annually and (ii) after the occurrence of any Readjustment Event at the lowest rate which will result in the shares having a fair market value equal to their stated value as of the date such dividend rate is determined. Such rate will be determined by the Board of Directors, or any authorized committee thereof, prior to each Dividend Date (as hereinafter defined), and promptly after any Readjustment Event occurring after the date hereof except as provided in the next sentence. If the Readjustment Event is an interest rate change, as set forth above, and no other Readjustment Event subsequently occurs, the determination of the dividend rate will be made prior to the next Dividend Date and given a retroactive effect as of the date of the Readjustment Event.
          All such determinations of dividend rates shall be evidenced by a resolution and based upon consultation with an independent valuation firm retained by the ESOP Administrative Committee appointed by the Board of Directors (the "ESOP Administrative Committee"). The determinations will take into account the Corporation's financial condition, prevailing market conditions and other such factors as the independent valuation firm deems necessary, such process being hereinafter referred to as the "Valuation".
          Dividends shall be payable annually on September 1 (the "Dividend Date"), commencing September 1, 1989. Each such dividend shall be paid to holders of record of the Cumulative Preferred Stock as they shall appear on the stock register of the Corporation on the record date, not exceeding 45 days nor less than 10 days, preceding such Dividend Date. Dividends on the Cumulative Preferred Stock shall accrue daily, and shall be cumulative from one day following the date of original issue.
The amount of any dividends "accrued" on any share of the Cumulative Preferred Stock at any Dividend Date shall be deemed to be the amount of any unpaid dividends accumulated thereon, to and including such Dividend Date, whether or not earned or declared. The amount of dividends "accrued" on any share of the Cumulative Preferred Stock at any date other than a Dividend Date shall be calculated as the amount of any unpaid dividends accumulated to and including the last preceding Dividend Date, whether or not earned or declared, plus an amount calculated on the basis of the dividend rate for the period after such last preceding Dividend Date to and including the date as of which the calculation is made.
          So long as any of the shares of Cumulative Preferred Stock are outstanding, no dividends shall be paid or declared, nor any distribution made, on the Corporation's Common Stock, or any other security junior to the Cumulative Preferred Stock, other than a dividend payable in Common Stock of the Corporation, nor shall any shares of Common Stock, or any other security junior to the Cumulative Preferred Stock, be acquired for consideration by the Corporation, unless all dividends on the Cumulative Preferred Stock for all past Dividend Dates shall have been paid and the full dividends thereon for the most recent Dividend Date shall have been paid, or declared and a sum sufficient for the payment thereof set apart. Subject to the foregoing provisions, dividends on the Common Stock (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid from time to time out of the remaining funds legally available for the payment of dividends, and the Cumulative Preferred Stock shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise.
          For purposes of this Section 2, (i) an "Extraordinary Transaction" shall be a transaction to which the Corporation is a party involving a merger, share exchange, recapitalization, the declaration by the Corporation of a cash dividend on its Common Stock, sale of all or substantially all of the Corporation's assets, or the purchase by the Corporation of its shares of Common Stock in an amount exceeding $1,000,000 in any fiscal year and (ii) "Stockholders Equity" as of any date shall mean the amount of equity of the holders of capital stock of the Corporation, determined in accordance with generally accepted accounting principles consistently applied, that would appear on the balance sheet of the Corporation as of such date.
          (B) The holders of the Cumulative Preferred Stock shall be entitled to receive dividends on a parity with any other series or class of Preferred Stock of the Corporation that is not junior to the Cumulative Preferred Stock. In the event that dividends are not paid in full to the holders of all outstanding shares of Cumulative Preferred Stock and any other class or series of stock entitled to receive dividends and liquidating distributions on a parity with the Cumulative Preferred Stock ("Parity Stock"), and funds available shall be insufficient to permit payment in full to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of dividends shall be distributed among the holders of the Cumulative Preferred Stock and Parity Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled.
          (C) If the Corporation shall issue shares of Common Stock or Cumulative Preferred Stock in payment of dividends, shares of any stock so issued shall be valued at their Fair Market Value. For purposes of this Section 2(C), the term Fair Market Value shall mean the closing sales price (or, if no closing sales price is reported, the average of the closing bid and asked prices) for the Common Stock or the Cumulative Preferred Stock as reported by the principal national or regional stock exchange on which the Common Stock or the Cumulative Preferred Stock is listed, or, if the Common Stock or the Cumulative Preferred Stock is not listed on any national or regional stock exchange, as reported by the National Association of Securities Dealers Automated Quotations System ("NASDAQ") or, if such Common Stock or Cumulative Preferred Stock is not quoted on NASDAQ, as reported by the National Quotation Bureau Incorporated, for the 20 consecutive trading days ending 5 days before the Dividend Date. If the Fair Market Value cannot be established as described above, the Fair Market Value of the Cumulative Preferred Stock shall be its stated value, and the Fair Market Value of the Common Stock shall be determined in good faith by the Board of Directors as of a date not more than 45 days prior to the Dividend Date. Such determination shall be evidenced by a board resolution and, in the case of Common Stock, based upon the opinion, prepared for this purpose, of an independent valuation firm retained by the ESOP Administrative Committee, that is acceptable to the Board of Directors. Fractional shares of Common Stock or Cumulative Preferred Stock may be issued to the extent necessary to make such dividend payments. Each fractional share of Cumulative Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Cumulative Preferred Stock. Dividends on the Cumulative Preferred Stock shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.
          The date on which the Corporation initially issues any share of Cumulative Preferred Stock will be deemed to be its date of issuance regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share. Any additional shares of Cumulative Preferred Stock issued pursuant to this subparagraph
(C) shall be governed by this Statement and shall be subject in all respects to the same terms (except their date of original issuance) as the shares of Cumulative Preferred Stock originally issued hereunder.


          SECTION 3.  LIQUIDATION RIGHTS.
          (A) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock or of any stock ranking junior to the Cumulative Preferred Stock in respect of distribution of assets, the holders of the Cumulative Preferred Stock shall be entitled to receive the stated value per share, plus an amount equal to the accrued and unpaid dividends thereon to the date of payment. The holders of the Cumulative Preferred Stock shall, upon any liquidation, dissolution or winding up of the affairs of the Corporation, be entitled to receive distributions of the net assets of the Corporation on a parity with the holders of any Parity Stock of the Corporation. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Cumulative Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation to which they may be entitled shall be distributed among the holders of the Cumulative Preferred Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.
          (B) Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of the Cumulative Preferred Stock and any Parity Stock shall have been paid in full the amounts to which they shall be entitled, the remaining assets of the Corporation may be distributed to the holders of Common Stock or any stock ranking junior to the Cumulative Preferred Stock in respect to distribution of assets. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the payment and the place where the amounts distributable shall be payable, shall be mailed by certified or registered mail, return receipt requested, not less than 20 days prior to the payment date stated therein, to each record holder of any share of Cumulative Preferred Stock at the address for such record holder shown on the Corporation' s records. Neither the merger, exchange nor other business combination of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation, within the meaning of any of the provisions of this Section 3.
          SECTION 4. VOTING RIGHTS. The holders of the issued and outstanding shares of Cumulative Preferred Stock shall not be entitled to vote on any matters nor for any purposes, except as required by law and as set forth in this Section 4.
          From and after the date hereof, the Corporation, without first obtaining the consent of the holders of at least a majority of the Cumulative Preferred Stock then outstanding, voting as a separate class, either expressed in writing or by affirmative vote at a meeting called for that purpose, shall not:
          (a)  adversely change the designation or the
preferences, limitations and relative rights of the Cumulative Preferred Stock as set forth herein, by amendment to the Corporation's Articles of Incorporation or otherwise; or
          (b) create any new class or series of stock having a preference over the Cumulative Preferred Stock with respect to dividends, or upon liquidation.
          SECTION 5.  REDEMPTION.
          (A)  The Corporation may, at any time after
September 1, 1990, redeem the Cumulative Preferred Stock, in whole or from time to time in part, at a redemption price equal to the greater of its stated value or Fair Market Value, together with accrued and unpaid dividends thereon to the date fixed for redemption. Prior to September 1, 1990, the Corporation may redeem only shares of Cumulative Preferred Stock which are distributable as benefits under the Corporation's Employee Stock Ownership Plan. For purposes of this Section 5(A), Fair Market Value shall mean the closing sales price (or, if no closing sales price is reported, the average of the closing bid and asked prices) for the Cumulative Preferred Stock as reported by the principal national or regional stock exchange on which the Cumulative Preferred Stock is listed, or, if the Cumulative Preferred Stock is not listed on any national or regional stock exchange, as reported by the National Association of Securities Dealers Automated Quotations System or, if such Cumulative Preferred Stock is not quoted on NASDAQ, as reported by the National Quotation Bureau Incorporated, for the 20 consecutive trading days ending 5 days before the date the notice of redemption is mailed. If the Fair Market Value cannot be established as described above, the Fair Market Value shall be its stated value. Such determination shall be made in good faith by the Board of Directors and shall be evidenced by a board resolution.
          (B) Notice of redemption shall be given by first class mail or in person to the holders of shares at the respective addresses as the same appear in the stock register of the Corporation at least 10 days but not more than 30 days prior to the scheduled redemption date. Upon the issuance by the Corporation of a notice of redemption and the irrevocable deposit by the Corporation with a trustee for the exclusive benefit of holders of the Cumulative Preferred Stock of cash in an amount sufficient to pay the redemption prices and all accrued and unpaid dividends to the scheduled redemption date on all shares of Cumulative Preferred Stock called for redemption, the holders of such shares called for redemption shall have no further rights as holders hereunder other than the right to receive payments upon redemption as provided in Section 5(A).
          SECTION 6. RANKING. All other series of the Corporation's Preferred Stock shall rank junior to the Cumulative Preferred Stock as to the payment of dividends and the distribution of assets upon dissolution, liquidation, or winding up, unless the terms of any such series shall provide that such series ranks on a parity with the Cumulative Preferred Stock.
          SECTION 7. REACQUIRED SHARES. Any shares of Cumulative Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall become authorized but unissued shares of Preferred Stock and may be reissued as part of this series of Cumulative Preferred Stock or a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.

                         SECOND RESTATED
                  ARTICLES OF INCORPORATION OF
                      AMERICOLD CORPORATION


          These Second Restated Articles of Incorporation supersede the existing articles and all previous amendments and restatements thereof.
                            ARTICLE I
          The name of the Corporation shall be Americold Corporation and its duration shall be perpetual.
                           ARTICLE II
          The address of the Corporation's registered office and the name of the Corporation's registered agent at that office are as follows: Brian G. Booth, 1001 S.W. Fifth Avenue, Suite 1800, Portland, Oregon 97204. The new agent has consented to this appointment.
                           ARTICLE III
          The aggregate number of shares which the Corporation shall have authority to issue is 10,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $100 par value per share.
                           ARTICLE IV
          The Board of Directors may determine, in whole or in part, the preferences, limitations and relative rights, within the limits set forth in the Oregon Business Corporation Act or any successor thereto, of the Preferred Stock before the issuance of any shares of that class or of one or more series of the Preferred Stock before the issuance of any shares of that series.


                            ARTICLE V
          No shareholder of the Corporation shall have any preemptive or other first right to acquire any issue of shares of stock or other securities of the Corporation, either presently authorized or to be authorized. This Article IV shall not prohibit the granting of any such right to any shareholder pursuant to any contract or other agreement.
                           ARTICLE VI
          A. The Corporation may indemnify to the fullest extent permitted by law any person who is made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including any action, suit or proceeding by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation or any of its subsidiaries, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. Any indemnification provided pursuant to this
Article VI shall not be exclusive of any rights to which any such person may otherwise be entitled under any articles of incorporation, bylaw, agreement, statute, policy of insurance, vote of shareholders or Board of Directors, or otherwise, which exists at or subsequent to the time such person incurs or becomes subject to such liability and expense.
          B. To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director. No amendment or repeal of this Article VI, nor the adoption of any provision of these Second Restated Articles of Incorporation inconsistent with this Article VI, nor a change in the law, shall adversely affect any right or protection of a director, which right or protection is based upon this Article VI and arises from conduct that occurred prior to the time of such amendment, repeal, adoption or change. No change in the law shall reduce or eliminate the rights and protections applicable immediately after this provision shall become effective unless the change in the law shall specifically require such reduction or elimination. If the Oregon Business Corporation Act is amended, after this Article VI becomes effective, to authorize corporate action further eliminating or limiting the personal liability of directors of the Corporation, then the liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the Oregon Business Corporation Act, as so amended.

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